EXHIBIT 99.1

Exponent Reports Second Quarter 2025 Financial Results

MENLO PARK, Calif., July 31, 2025 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter of fiscal year 2025 ended July 4, 2025.

“Second quarter revenues were flat but exceeded expectations, reflecting our team’s disciplined execution and resilience in this dynamic environment,” stated Dr. Catherine Corrigan, President and Chief Executive Officer. “We delivered year-over-year growth in dispute-related activities, particularly in the construction, automotive and medical device sectors. Proactive engagements were led by risk management work in the utilities sector, offset by softer demand in chemical regulatory work. We are encouraged by momentum in early-stage work related to digital health, AI usability, and distributed energy systems, all areas with significant growth potential.

“Technological innovation continues to drive complexity and safety expectations to new heights. With a solid foundation of talent, deep multidisciplinary expertise, and growing traction in high-potential sectors, we are well positioned to achieve sustainable growth and deliver long-term value for our shareholders,” Dr. Corrigan continued.

Second Quarter Financial Results

Total revenues and revenues before reimbursements for the second quarter of 2025 increased 1% to $142.0 million and were approximately flat at $132.9 million, respectively, as compared to $140.5 million and $132.4 million in the second quarter of 2024.

Net income decreased to $26.6 million, or $0.52 per diluted share, in the second quarter of 2025, as compared to $29.2 million, or $0.57 per diluted share, in the same period of 2024. The tax impact associated with share-based awards was immaterial in the second quarter of 2025. During the second quarter of 2024, we realized a tax benefit associated with share-based awards of $0.7 million, or $0.01 per share. Inclusive of the tax impact associated with share-based awards, Exponent’s consolidated tax rate was 27.9% in the second quarter of 2025, as compared to 26.3% for the same period in 2024.

EBITDA1 decreased to $37.0 million, or 27.8% of revenues before reimbursements, in the second quarter of 2025, as compared to $39.9 million, or 30.2% of revenues before reimbursements in the second quarter of 2024.

Year-to-Date Financial Results

Total revenues and revenues before reimbursements for the first half of 2025 increased 1% to $287.5 million and were approximately flat at $270.3 million, respectively, as compared to $285.5 million and $269.6 million in the same period of 2024.

Net income was $53.2 million, or $1.03 per diluted share, in the first half of 2025, as compared to $59.4 million, or $1.15 per diluted share, in the same period of 2024. During the first half of 2025, we realized a negative tax impact associated with share-based awards of $0.5 million or $0.01 per share, as compared to a positive benefit of $1.7 million or $0.03 per share in the first half of 2024. Inclusive of the tax impact associated with share-based awards, Exponent’s consolidated tax rate was 28.7% in the first half of 2025, as compared to 25.9% for the same period last year.

EBITDA1 decreased to $74.5 million, or 27.6% of revenues before reimbursements, in the first half of 2025, as compared to $80.1 million, or 29.7% of revenues before reimbursements, in the first half of 2024.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.30 to be paid on September 19, 2025, and reiterated its intent to continue to pay quarterly dividends. For the first half of 2025, Exponent paid $31.6 million in dividends, repurchased $32.7 million of common stock, and closed the period with $231.8 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 85% of the Company’s revenues before reimbursements in the second quarter and 84% in the first half of 2025. Revenues before reimbursements in this segment increased 1% in both the second quarter and the first half of 2025, as compared to the prior year period. Growth during the quarter was driven by demand for Exponent's dispute related services in the construction, automotive, and medical device sectors.

Exponent’s environmental and health segment represented 15% of the Company’s revenues before reimbursements in the second quarter and 16% in the first half of 2025. Revenues before reimbursements in this segment decreased 4% in the second quarter and 1% in the first half of 2025, as compared to the same period in the prior year. The decline during the quarter was related to lower levels of activity for proactive projects in the life sciences sector and our chemical regulatory services.

Business Outlook

“We are encouraged by the market opportunities across the industries that we serve, and our recruiting activity is driving increases in headcount as we strategically build upon our diversified portfolio of talent and capabilities,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “Based on current market demand, we continue to expect growth in the second half of 2025 and are maintaining our full year guidance.”

For the third quarter of 2025, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to be up in the mid-single digits; and,
  EBITDA1 to be 26.75% to 27.75% of revenues before reimbursements.

As a reminder, we are returning to a 52-week fiscal year in 2025, which will pose a headwind for full-year comparisons since fiscal 2024 benefitted from a 53rd week. For the full fiscal year 2025 as compared to fiscal year 2024, Exponent anticipates:

  Revenues before reimbursements to grow in the low single digits; and,
  EBITDA1 to be 26.50% to 27.0% of revenues before reimbursements.

“As our current engagements lay the groundwork for future opportunities, we remain focused on helping our clients navigate an evolving and uncertain landscape. By leveraging the expertise of our world-class team of experts and the breadth of our services portfolio, we are well-positioned to capture future demand and drive sustained long-term growth,” Dr. Corrigan concluded.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 31, 2025, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 4464397#.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent's consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent's offices in North America, Asia, and Europe. Exponent's consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended July 4, 2025 and June 28, 2024
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2025	2024	2025	2024

Revenues
Revenues before reimbursements	$132,868	$132,434	$270,305	$269,641
Reimbursements	9,094	8,102	17,164	15,828

Revenues	141,962	140,536	287,469	285,469

Operating expenses
Compensation and related expenses	97,474	79,466	173,377	169,793
Other operating expenses	12,072	11,185	24,167	21,716
Reimbursable expenses	9,094	8,102	17,164	15,828
General and administrative expenses	6,145	6,039	11,152	11,675

	124,785	104,792	225,860	219,012

Operating income	17,177	35,744	61,609	66,457

Other income
Interest income, net	2,344	2,231	5,058	4,857
Miscellaneous income (expense), net	17,294	1,707	7,908	8,791
	19,638	3,938	12,966	13,648

Income before income taxes	36,815	39,682	74,575	80,105

Income taxes	10,262	10,455	21,372	20,736

Net income	$26,553	$29,227	$53,203	$59,369

Net income per share:
Basic	$0.52	$0.57	$1.04	$1.16
Diluted	$0.52	$0.57	$1.03	$1.15

Shares used in per share computations:
Basic	51,185	51,111	51,234	51,059
Diluted	51,502	51,517	51,587	51,475

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 4, 2025 and January 3, 2025
(unaudited)
(in thousands)

	July 4,	January 3,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$231,801	$258,901
Accounts receivable, net	171,012	161,407
Prepaid expenses and other assets	22,838	26,573
Total current assets	425,651	446,881
Property, equipment and leasehold improvements, net	71,637	73,007
Operating lease right-of-use asset	72,338	75,248
Goodwill	8,607	8,607
Other assets	181,197	173,527
	$759,430	$777,270

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$25,268	$22,136
Accrued payroll and employee benefits	92,197	119,285
Deferred revenues	11,653	16,369
Operating lease liability	5,851	5,393
Total current liabilities	134,969	163,183
Other liabilities	122,213	116,935
Operating lease liability	74,472	76,084
Total liabilities	331,654	356,202

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	364,304	345,689
Accumulated other comprehensive loss	(2,493)	(3,791)
Retained earnings	646,038	624,151
Treasury stock, at cost	(580,139)	(545,047)
Total stockholders' equity	427,776	421,068
	$759,430	$777,270

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Three and Six Months Ended July 4, 2025 and June 28, 2024
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2025	2024	2025	2024

Net Income	$26,553	$29,227	$53,203	$59,369

Add back (subtract):

Income taxes	10,262	10,455	21,372	20,736
Interest income, net	(2,344)	(2,231)	(5,058)	(4,857)
Depreciation and amortization	2,520	2,486	5,012	4,810

EBITDA (1)	36,991	39,937	74,529	80,058

Stock-based compensation	5,246	5,577	13,426	12,917

EBITDAS (1)	$42,237	$45,514	$87,955	$92,975

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.